                                                                    Exhibit 4(a)

                                                    John Hancock Place
[LOGO OF JOHN HANCOCK VARIABLE                      PO Box 717
LIFE INSURANCE COMPANY APPEARS HERE]                Boston, Massachusetts 02117



                  JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY
                                (the "Company")
                               John Hancock Place
                                   PO Box 717
                          Boston, Massachusetts  02117

CONTRACT HOLDER:  [Declaration Insurance and Investors Trust]

ANNUITY CONTRACT NUMBER:  [12345]

COMBINATION VARIABLE/MODIFIED GUARANTEED GROUP ANNUITY:  [00000]

John Hancock Variable Life Insurance Company agrees to provide the benefits, rights and privileges as stated in this contract. This contract is issued in consideration of the master application for this contract and payment of the premium. A certificate evidencing participation under this contract will be issued to each member of the eligible group from which we receive a fully completed enrollment application and the required premium contribution.

If a certificate is in force under this contract on such certificate's Date of Maturity, we will pay an Annuity to the Annuitant under such certificate, unless otherwise directed by the Participant. The variable and fixed portions of each Annuity payment will be determined in accordance with Section 15. The variable portion may increase or decrease depending upon the investment experience of the Subaccounts in which the Net Premiums are invested. Unless another option offered in Section 16 is elected by the Participant, Annuity payments will be payable for a guaranteed period of 10 years and as long thereafter as the Annuitant lives.

By written notice, the Participant may elect the Date of Maturity at any time before the Provisional Date of Maturity, provided the Date elected is: (i) not later than the Annuitant's 85th birthday without our prior approval; (ii) at least 31 days after the written notice; and (iii) at least six months after the date the first premium is applied to the certificate. If no other election is made, the Date of Maturity will be the Provisional Date of Maturity.


A Death Benefit, as stated in Section 9, will be payable if the Annuitant's death occurs before the Date of Maturity and before the Surrender Date. The Date of Issue of this group annuity contract is [December 1, 1995].

Signed for the Company at Boston, Massachusetts.



             President                               Secretary


Combination Variable/Modified Guarantee Annuity - Annuity payable to the Annuitant beginning on the Date of Maturity for a guaranteed period of 10 years and as long thereafter as the Annuitant lives.

Nonparticipating - not eligible for dividends

All benefits, payments and values under the certificate which are based on the investment experience of a Separate Account are variable and not guaranteed as to fixed dollar amount.


                         John Hancock Servicing Office
                                 P.O. Box 9298
                       Boston, Massachusetts  02205-9298
                           Telephone  [800-225-5291]
                              Fax  [800-225-0000]

Form JHF195                                                     VO195A

                              CONTRACT PROVISIONS

Numerical Guide                                  Alphabetical Guide


Section                                          Section
- -------                                          -------
 1.  Definitions                                  7.  Accumulations
 2.  Interpretation of Contract Provisions       22.  Annual Statement
 3.  Participant, Beneficiary                    19.  Assignment
 4.  The Contract                                10.  Certificate Fee and Rider Charges
 5.  Premiums                                    20.  Claims of Creditors
 6.  Investment/Transfer Options                 12.  Contingent Deferred Sales Load
 7.  Accumulations                                4.  The Contract
 8.  Valuation Procedures                        15.  Conversion
 9.  Death Benefit                                9.  Death Benefit
10.  Certificate Fee and Rider Charges            1.  Definitions
11.  Partial Withdrawals                          2.  Interpretation of Contract Provisions
12.  Contingent Deferred Sales Load               6.  Investment/Transfer Options
13.  Market Value Adjustment                     13.  Market Value Adjustment
14.  Surrender Provision                         23.  Miscellaneous
15.  Conversion                                  18.  Misstatements
16.  Settlement Provisions                       11.  Partial Withdrawals
17.  Proof Required for Payment                   3.  Participant, Beneficiary
18.  Misstatements                                5.  Premiums
19.  Assignment                                  17.  Proof Required for Payment
20.  Claims of Creditors                         21.  Right to Make Changes
21.  Right to Make Changes                       16.  Settlement Provisions
22.  Annual Statement                            14.  Surrender Provision
23.  Miscellaneous                                8.  Valuation Procedures




2                                                                         V0295A

- -------------------------------------------------------------------------------
1.  DEFINITIONS
- -------------------------------------------------------------------------------

The following terms are commonly used throughout this annuity contract:

The term "Account", unmodified, means a Subaccount or a Guarantee Period.

The term "Accumulated Value" means the value of the certificate on any date prior to the commencement of annuity payments. This value equals the sum of (i) the Accumulated Values for all Subaccounts and (ii) the Accumulated Value of the certificate in the MVA Fixed Account. The Accumulated Value for each Subaccount as of any date will equal the number of Accumulation Units for that Subaccount then credited to the certificate multiplied by the Accumulation Unit Value for that Subaccount on that date. Accumulated Value for the MVA Fixed Account is defined in Section 7.

The term "Accumulation Unit" means a unit of measurement used in determining the value of the certificate prior to the commencement of annuity payments. The Accumulation Unit Value for each Subaccount will reflect the investment experience of that Subaccount. It will vary in dollar amount.

The term "Annuitant" means, for any given annuity certificate, the individual designated as such in the application for the certificate.

The term "Annuity Unit" means a unit of measurement used in determining the amount of the variable portion of each Annuity payment. The value of an Annuity Unit for each Subaccount will depend on the assumed investment rate and the investment experience of that Subaccount. It will vary in dollar amount.

The term "Beneficiary" is defined in Section 3.

The term "Certificate Year" means, for any given certificate, the 12 month period beginning on the Date of Issue and each 12 month period thereafter.

The term "Contingent Deferred Sales Load" ("CDSL") is defined in Section 12.

The term "Date of Issue" means, the date shown in Section 1 of the certificate.

The term "Date of Maturity" is the date annuity payments under the certificate begin, in accordance with Section 15.

The term "Free Withdrawal Value" means, for any Certificate Year, an amount totaling 10% of the Accumulated Value calculated as of the first day of the Certificate Year, reduced by any prior withdrawals made during the Certificate Year.

The term "Fund" means each division of a Series Fund which has a specific investment objective.

The term "In force" means that the Annuitant is living, Surrender Value of the certificate has not become payable, and the certificate has not been terminated in accordance with the "Premiums" provision in Section 5.

The term "Guarantee Period" refers to the Guarantee Period elected under the Market Value Adjusted Fixed Account.

The term "Last Valuation Date" means the earliest of the Date of Maturity, the Surrender Date, and the date of the Annuitant's death.

The term "Market Value Adjustment" is defined in Section 13.

The term "Market Value Adjustment Factor" is defined in Section 13.

The term "MVA Value Adjusted ("MVA") Fixed Account" means, unmodified, a separate investment account established by us pursuant to applicable law in which you are eligible to invest under the certificate.

The term "Measuring Person" means the person on whose life annuity payments will be based.

The term "Net Premium" means the premium paid less any applicable taxes based on the amount of premium payment.

The term "Partial Withdrawal" is defined in Section 11.

The term "Participant" is defined in Section 3.

The term "Payment" means, unless otherwise stated, payment at our Servicing Office in Boston, Massachusetts.

The term "Separate Account", unmodified, means a separate investment account established by us pursuant to applicable law in which the Participant is eligible to invest under the certificate.

The term "Series Fund" means a series type mutual fund registered under the Investment Company Act of 1940 (the Act) as an open-end diversified management investment company.

The term "Subaccount", means each division of a Separate Account. The assets of each Subaccount are invested solely in shares of the corresponding Fund of a Series Fund.

The term "Surrender Date" means the date of receipt of written notice of surrender under Section 14.

The term "Surrender Value" means the Accumulated Value of the certificate, adjusted by any Market Value Adjustment, less, if applicable, any certificate fees, any income taxes withheld, any rider charges, any deduction for premium taxes or similar taxes, and any CDSL.

The term "Valuation Date" means any date on which the New York Stock Exchange is open for trading and on which the Fund values its shares.

The term "Valuation Period" means that period of time from the beginning of the day following a Valuation Date to the end of the next following Valuation Date.

The terms "we", "us", "our" refer only to the Company.

The term "withdrawal" means, unless otherwise specified, the amount withdrawn prior to any deductions but after any Market Value Adjustment.

The term "written notice" means, unless otherwise stated, a notice in writing satisfactory to us which is received at our Servicing Office in Boston, Massachusetts.

- -------------------------------------------------------------------------------
2.  INTERPRETATION OF CONTRACT PROVISIONS
- -------------------------------------------------------------------------------
All section references appearing in this contract refer to sections of this group annuity contract only.

Each of the provisions shall apply to each certificate issued by us under this group annuity contract as if it were the only certificate issued.
- -------------------------------------------------------------------------------
3.  PARTICIPANT, BENEFICIARY
- -------------------------------------------------------------------------------
The Participant and the Beneficiary will be as shown in the application unless the Participant changes them or they are changed by the terms of this provision. With regard to joint Participants, at the first death of a joint Participant prior to the Date of Maturity and prior to the Surrender Date, the Beneficiary will be the surviving Participant notwithstanding that the designated
Beneficiary may be different.

If the Annuitant dies and there is no surviving Beneficiary, the Participant will be the Beneficiary, but if the Participant was the Annuitant, the Participant's estate will be the Beneficiary.

The Participant has the sole and absolute power to exercise all rights and privileges without the consent of any other person except as provided by the certificate or unless the Participant provides otherwise by written notice.

While the Annuitant is alive, the Participant may change the Participant by written notice. The Participant may change the Beneficiary by written notice no later than our receipt of the required proof of the Annuitant's death. A change will take effect when the notice is signed if we acknowledge receipt of the notice at our Servicing Office. The change will take effect whether or not the Participant or the Annuitant is then alive. A change shall be subject to the rights of any assignee of record with us and subject to any payment made or other action taken by us before we acknowledge receipt. Regarding joint Participants, signatures of both joint Participants are required for any transactions requiring written notification from a Participant.
- ------------------------------------------------------------------------------
4.  THE CONTRACT
- ------------------------------------------------------------------------------
The contract is an agreement between the contract owner and the Company. The certificate is a summary of the Group Annuity Contract. The entire contract consists of the Group Annuity Contract, the certificate, any riders, and the application, a copy of which is attached.

Certificate years, certificate months, and certificate anniversaries are measured from the Date of Issue of the certificate.

Only the President, a Vice President, the Secretary, or an Assistant Secretary of the Company has authority to waive or modify any of the provisions of the contract.
- ------------------------------------------------------------------------------
5.  PREMIUMS
- ------------------------------------------------------------------------------
PAYMENT OF PREMIUMS

All premium payments shall be made to us at our Servicing Office. Premium payments are subject to the following conditions:

(a) Each premium payment must be at least $500.
(b) The maximum premium that may be deposited to the certificate in any certificate year is $1,000,000.
(c) No premium payments may be made to the certificate within six months prior to the Annuitant's 85th birthday or thereafter.

Upon request we will consider waiving any of the above conditions.

PREMIUM TAXES

A deduction for a premium tax or a similar tax will be made from the Accumulated Value at the time of annuitization. If we pay a tax on the premium at the time such premium is paid, then we will deduct a charge for these taxes from the Accumulated Value for the amount withdrawn or surrendered, at the time of annuitization, death, surrender, or withdrawal.

- --------------------------------------------------------------------------------
6.  INVESTMENT / TRANSFER OPTIONS
- --------------------------------------------------------------------------------
INVESTMENT OPTION

The Net Premium will be allocated to the Accounts according to the investment option then in effect. The initial investment option is that elected by the Participant in the application. The Participant may elect to change the investment option. The change will be effective as to the application of any Net Premium made on or after the date of receipt at our Servicing Office of notice satisfactory to us. The minimum percentage that may be allocated to any Account and the maximum number of Accounts in which amounts may be held will be subject to our administrative rules in effect at the time of the election. All percentages you elect must be whole numbers.

If allocation is made to the MVA Fixed Account, the Participant may select from the Guarantee Periods then available. The period selected will determine the guaranteed interest rate applicable, which will be payable for a Guarantee Period. A Guarantee Period begins on the date premium is credited, or in the case of transfer, on the effective date of transfer.


We reserve the right to change the duration of Guarantee Periods offered.
The effective date of a new Guarantee Period will be the first day following the expiry of the immediately preceding Guarantee Period. Except as otherwise provided, a Guarantee Period is not available if it extends beyond the Date of Maturity. Also, except as otherwise provided, if a new Guarantee Period becomes effective that causes this certificate to continue beyond the Provisional Date of Maturity, then the Provisional Date of Maturity will become the Date of Maturity.

ACCOUNT TRANSFER OPTION

The Participant may elect to reallocate amounts among the Accounts up to twelve times in a certificate year. Transfers between the Accounts will be effective on the date of receipt at our Servicing Office of notice satisfactory to us. No transfer will be permitted on or within 30 days of the Date of Maturity.

The number of Accumulation Units or Annuity Units and the amount of Accumulated Value of the MVA Fixed Account transferred to or from each Account will reflect the respective values in each Account. The maximum number of Accounts in which Accumulated Value may be held will be subject to our rules in effect at the time of election.

The maximum amount which may be transferred or paid into an Account in any certificate year is $1,000,000 without our prior approval. Any transfer made out of a Guarantee Period of the MVA Fixed Account may be subject to a Market Value Adjustment.

TRANSFER OPTION AT EXPIRATION OF GUARANTEE PERIOD


At least 30 days prior to the end of any Guarantee Period, we will provide the Participant with written notice of the expiry of any such Guarantee Period.
We must receive within 30 days prior to the expiry of such Guarantee Period, a written request to transfer the amount in such Guarantee Period to any Account from among those that are then available without incurring a Market Value Adjustment. The transfer elected will be effective on the last day of the expiring Guarantee Period.

If we do not receive written notice within 30 days prior to the expiry of any Guarantee Period to elect a new Guarantee Period, then amounts available under such Guarantee Period will be transferred to the Money Market Account. The effective date of the transfer will be the first day following the expiry of such Guarantee Period.





ALLOCATION AT ANNUITY COMMENCEMENT AND BEFORE CONVERSION

If the Accumulated Value is invested in more than four Accounts on the Date of Maturity or other date elected for commencement of annuity payments and before conversion in accordance with Section 15, we will allocate the Accumulated Value to the four Accounts then having the largest portions of the Accumulated Value. To determine the number of Accounts in which the Accumulated Value is invested, each Subaccount is counted separately as one Account while all Guarantee Periods are counted together as one Account. The Accumulated Value in Accounts other than such four Accounts will be allocated to the four Accounts in proportion to the amounts in the four Accounts. Upon commencement of annuity payments, transfers are only permitted between Subaccounts. Such allocation will be made notwithstanding any transfer restrictions specified in this subsection. The rules that will be applied as of any date will be those in effect on that date.

- ------------------------------------------------------------------------------
7.  ACCUMULATIONS
- ------------------------------------------------------------------------------
PURCHASE OF ACCUMULATION UNITS

The portion of the Net Premium not allocated to the MVA Fixed Account will be allocated to each elected -Subaccount for investment with other funds in each such Subaccount and applied to the purchase of Accumulation Units. The number of Accumulation Units in each Subaccount purchased by each premium payment will be determined by dividing the applicable portion of the Net Premium by the applicable Accumulation Unit Value on the first Valuation Date which is the same as or next follows the receipt of the premium payment at our Servicing Office.

ACCUMULATED VALUE IN THE MVA FIXED ACCOUNT

We will accumulate (i) the portion of any Net Premium allocated to the MVA Fixed Account and (ii) any amount transferred to the MVA Fixed Account from a Subaccount, from the date the premium is received or the transfer is made. The Accumulated Value of the certificate's share of the MVA Fixed Account on any date prior to the date annuity payments commence is equal to A minus B.

A is the sum of (i), (ii), and (iii) below accumulated with interest to that date, where:

        (i)     is any premiums allocated to the MVA Fixed Account;

        (ii)    is any amounts transferred to the MVA Fixed Account; and

        (iii)   is the amount of any positive Market Value Adjustments.

B is the sum of (i), (ii), (iii), and (iv) below accumulated with interest to that date, where:

        (i) is any partial withdrawals (including any CDSLs) from the MVA Fixed Account;

        (ii)    is any amounts transferred from the MVA Fixed Account;

        (iii) is any certificate fees, rider charges, premium taxes or similar taxes; and

        (iv)    is the amount of any negative Market Value Adjustments.

INTEREST ON PREMIUM ALLOCATED TO MVA FIXED ACCOUNT

Premium earns interest for as long as it remains in the certificate beginning on the date it is credited. Interest will be credited daily and will then earn interest from such date. During a Guarantee Period, the interest rate credited will be based upon our declared interest rate then in effect and will apply throughout such Guarantee Period. Such declared interest rate will be expressed on an annual effective basis. The interest credited on any given day will be at a rate which, if compounded daily for one year, would equal the applicable declared interest rate.

- --------------------------------------------------------------------------------
8.     VALUATION PROCEDURES
- --------------------------------------------------------------------------------

ACCUMULATION UNIT VALUE

The Accumulation Unit Value is calculated separately for each Subaccount. The value of one Accumulation Unit was set at $10 on the date assets were first allocated to each Subaccount. The value of one Accumulation Unit on any Valuation Date thereafter will be determined for each Subaccount by multiplying the immediately preceding Accumulation Unit Value by the applicable Net Investment Factor for the Valuation Period ending on that Valuation Date. On any date other than a Valuation Date, the Accumulation Unit Value will be the same as that on the next following Valuation Date.

ANNUITY UNIT VALUE

The Annuity Unit Value is calculated separately for each Subaccount. The value of one Annuity Unit was set at $1 on the date assets were first allocated to each Subaccount. The value of one Annuity Unit on any Valuation Date thereafter will be determined for each Subaccount by multiplying (1) the immediately preceding Annuity Unit Value by (2) the applicable Net Investment Factor for the Valuation Period ending on the Valuation Date reduced by .00009425 times the applicable Net Investment Factor for each calendar day in the Valuation Period. On any date other than a Valuation Date, the Annuity Unit Value will be the same as that on the next following Valuation Date.

NET INVESTMENT FACTOR

The Net Investment Factor for each Subaccount for any Valuation Period is equal to one plus the applicable net investment rate for such period. A Net Investment Factor may be more or less than one. The net investment rate for each Subaccount for any Valuation Period will be determined by: (1) taking the sum of the accrued investment income and capital gains and losses, realized or unrealized, of the Subaccount for the Valuation Period; (2) subtracting the sum of (i) an amount for any applicable income taxes and (ii) an amount for mortality and expense risks and administrative expenses computed by multiplying
 .00003425 times the number of calendar days in the Valuation Period; and (3) dividing the result by the value of the Subaccount at the beginning of the Valuation Period.

VALUATION OF ASSETS

The values of the assets in the Subaccounts shall be determined at a fair value in accordance with applicable law. Liabilities attributable to the Subaccount will be deducted to determine the value of the Subaccount.

ADJUSTMENT OF UNITS AND VALUES

We reserve the right to change the number and value of the Accumulation Units or Annuity Units or both without the Participant's consent or the consent of any other person, provided strict equity is preserved and the change does not affect the benefits, provisions or investment return of the certificate.

- ------------------------------------------------------------------------------
9.  DEATH BENEFIT
- ------------------------------------------------------------------------------

If the Annuitant dies before the Date of Maturity, we will pay the Death Benefit to the Beneficiary. The Death Benefit will equal the greatest of: (i) the Accumulated Value of the certificate, adjusted by any Market Value Adjustment, as of the date of receipt of due proof of the Annuitant's death; and ii) the amount of the premiums paid less the amount of all partial withdrawals made and applicable CDSL.

Notwithstanding any of the above, the following will apply upon the death of the Participant, if the certificate value has not already been converted into an annuity:

(i) If the Beneficiary is the spouse of the Participant, the Beneficiary may continue the certificate in force as the Participant.

(ii) If the Beneficiary is not the spouse of the Participant, or if the Beneficiary is the spouse of the Participant but does not choose to continue the certificate, we will pay the death benefit (or the Surrender Value if the Participant is not the Annuitant) in full to the Beneficiary within five years of the Participant's death or apply the Accumulated Value in full towards the purchase of a life annuity on the Beneficiary with payments beginning within one year of the Participant's death.

- --------------------------------------------------------------------------------
10.    CERTIFICATE FEE AND RIDER CHARGES
- --------------------------------------------------------------------------------

We will deduct a certificate fee of $30 on each certificate anniversary prior to the Date of Maturity and on the date of surrender of the certificate if the Accumulated Value is then less than $10,000. No certificate fee will be deducted if the Accumulated Value is $10,000 or more. The fee will be deducted from the Accumulated Value of all Accounts according to the proportion the Accumulated Value of each account bears to the total Accumulated Value of the certificate. We reserve the right to increase the certificate fee up to $50, subject to applicable state regulations.

We will deduct separate monthly charges for each optional rider that the Participant may elect at the time of application for the certificate. The charges, made at the beginning of each month, are equal to the Accumulated Value at the beginning of such month, multiplied by 1/12th of the applicable annual percentage rate, as specified on page 3 of the certificate, for each rider elected. The charge for each rider elected will be deducted from the Accumulated Value of all Accounts according to the proportion the Accumulated Value of each Account bears to the total Accumulated Value of the certificate.

- --------------------------------------------------------------------------------
11.    PARTIAL WITHDRAWALS
- --------------------------------------------------------------------------------

Subject to the limits described in this Section, the Participant may request a withdrawal of less than the Surrender Value. The total of the requested amount and any CDSL made is called a partial withdrawal. We will pay the requested amount on receipt of written notice before the Annuitant's death and before the commencement of annuity payments. The amount of the partial withdrawal will then be deducted from the Accumulated Value. Without our prior approval, we will not permit a partial withdrawal of less than $100 nor will we permit a partial withdrawal if the Accumulated Value after such requested partial withdrawal would be less than $1000.

Unless specified in writing otherwise, withdrawals will be removed proportionately from the values in all Accounts. Withdrawal amounts removed from the MVA Fixed Account will be subject to a Market Value Adjustment as described in Section 13. Prior to payment, the amount of any withdrawal will be reduced by any applicable income taxes, premium taxes, and similar taxes, and any applicable CDSL.

Upon written request, at any time during each Certificate Year, the Participant may make a withdrawal of the Free Withdrawal Value, as described in Section 12. If the Free Withdrawal Value is less than $100, then any written request for the Free Withdrawal Value must be for the entire Free Withdrawal Value.

Any withdrawal, other than one on the last day of a Guarantee Period, will be effective on the date we receive the Participant's written notice. To make a withdrawal that is to be effective on the last day of any Guarantee Period, we must receive written notice from the Participant within 30 days prior to the expiry of such Guarantee Period.

We may defer payment of a withdrawal in the same manner as we may defer payment of the Surrender Value, described in Section 14.

- --------------------------------------------------------------------------------
12.    CONTINGENT DEFERRED SALES LOAD
- --------------------------------------------------------------------------------

A Contingent Deferred Sales Load ("CDSL") will be computed upon surrender of the certificate and upon each partial withdrawal. To determine the CDSL, we will first deduct the following amounts from the premium payments made to date in the order that such payments were received:

(a) The sum of all certificate fees deducted to date;

(b) The sum of all prior partial withdrawals;

(c) The Free Withdrawal Value.

The Free Withdrawal Value is an amount equal to 10% of the Accumulated Value of the certificate on the first day of the current certificate year less the sum of all prior partial withdrawals made during the current certificate year. This amount may be withdrawn without incurring a CDSL.

We will then continue to withdraw the remaining premium payments in the order that they were received and will apply a CDSL to these premiums in accordance with the following table, until all remaining premium payments have been withdrawn, or until the total amount withdrawn (including the CDSL) reaches (i) the Accumulated Value, adjusted by any MVA in the case of a full surrender, or
(ii) the amount of the partial withdrawal.

During each Certificate Year the Participant may make withdrawals in an amount not to exceed the Free Withdrawal Value without incurring a CDSL. Withdrawals in excess of the Free Withdrawal Value will be subject to a CDSL in accordance with the table shown below.

The charge (expressed as a percentage of the amount subject to the charge) is shown below.
        -----------------------------------------------------
           Years From Date of Premium               CDSL
               Payment to Date of
             Surrender or Withdrawal
        -----------------------------------------------------
               7 or more                          No Charge
        -----------------------------------------------------

           at least 6, but less than 7               2%
        -----------------------------------------------------
           at least 5, but less than 6               3%
        -----------------------------------------------------
           at least 4, but less than 5               4%
        -----------------------------------------------------
           at least 3, but less than 4               5%
        -----------------------------------------------------
           at least 2, but less than 3               5%
        -----------------------------------------------------
               Less than 2 Years                     6%
        -----------------------------------------------------


A withdrawal will be deemed to have been "made" on the date we receive written notice. For purposes of determining the CDSL, payment of the Surrender Value will be deemed a withdrawal.

- -------------------------------------------------------------------------------
13. MARKET VALUE ADJUSTMENT
- -------------------------------------------------------------------------------

Prior to the last day of any Guarantee Period, amounts withdrawn or transferred from the MVA Fixed Account will be adjusted up or down by the application of a Market Value Adjustment.

FORMULA

The market value adjustment is equal to A times (B minus 1) where:

A is (i) the amount subject to a market value adjustment, and

B is the market value adjustment factor below:
                  n
         1+g     ---
     [-------- ]  12
      1+c+.005

Where:

g = The guaranteed rate in effect for the current Guarantee Period (in decimal form).

c = The current rate (in decimal form) in effect for durations equal to the number of years remaining in the current Guarantee Period (years rounded up to the nearest whole number). If not available, we will declare a rate solely for this purpose that is consistent with rates for durations that are currently available.

n = The number of complete months from the date of withdrawal to the end of the current Guarantee Period. (Where less than one complete month remains, n will equal one unless a withdrawal is made on the last day of the Guarantee Period at which time no adjustment will apply.)

The Market Value Adjustment may be positive or negative.

- --------------------------------------------------------------------------------
14. SURRENDER PROVISION
- --------------------------------------------------------------------------------
Upon receipt of written notice from the Participant before the Annuitant's death and the Date of Maturity, we will pay the Surrender Value. To make a surrender that is to be effective on the last day of any Guarantee Period, we must receive written notice from the Participant within 30 days prior to the expiry of such Guarantee Period.

The Surrender Value will be determined by us as of the date of receipt of written notice. We may defer payment of a Surrender Value for the period provided by law. With respect to the MVA Fixed Account, we will not defer payment more than six months beyond the date we receive written notice. If we defer payment for more than 30 days, we will pay interest on the Surrender Value at a rate equal to the greater of (i) the rate required by law; and (ii) the rate declared by us.

- --------------------------------------------------------------------------------
15.    CONVERSION
- --------------------------------------------------------------------------------

By written notice, the Participant may elect the Date of Maturity at any time before the Provisional Date of Maturity, provided that the Date elected is (i) no later than the Annuitant's 85th birthday, without our prior approval; (ii) at least 31 days after our receipt of the written notice; and (iii) at least six months after the date the premium was applied to the certificate. If no other election is made, the Date of Maturity will be the Provisional Date of Maturity shown in Section 1, except to the extent provided in Section 6.

CONVERSION OF ACCUMULATION UNITS TO ANNUITY UNITS

On the Date of Maturity or other date elected under Section 16 for commencement of Annuity payments, the Accumulation Units credited to the certificate will be converted into Annuity Units. Annuity payments will then commence subject to the limitations specified in Section 16 and all other applicable provisions. The number of Annuity Units credited to each Subaccount will be determined by:
(1) multiplying the number of Accumulation Units credited to the Subaccount on the date of conversion by the Accumulation Unit Value for the Subaccount as of ten days prior to the date the first Annuity payment is due; (2) deducting any applicable premium tax; (3) dividing the resulting value by 1000; (4) multiplying the value from (3) by the applicable factor from the Table of First Variable Annuity Payment Factors for the option elected, or if no option is elected the applicable factor for the Option A (Variable) with a guaranteed period of ten years, to determine that Subaccount's portion of the variable portion of the first monthly annuity payment, and (5) dividing the value from
(4) by the Annuity Unit Value for the Subaccount as of ten days prior to the date the first Annuity payment is due.

VARIABLE ANNUITY PAYMENTS

The amount of the variable portion of the monthly annuity payment due on the first payment date is equal to the sum of the portions for each Subaccount determined as described in the preceding paragraph. The amount of the variable portion of any monthly annuity payment subsequent to the first will be determined by adding together for each Subaccount the product of the number of Annuity Units credited to the Subaccount and the Annuity Unit Value for the Subaccount 10 days prior to the date the payment is due. We guarantee that the Annuity Unit Values used in determining annuity payments will not be affected by variations in our actual mortality experience or our actual expenses from those assumed.

CONVERSION OF ACCUMULATED VALUE IN MVA FIXED ACCOUNT

On the Date of Maturity or other date elected to begin annuity payments, we will convert the Accumulated Value of the certificate adjusted by any Market Value Adjustment, if applicable, into annuity payments.

We will determine the annuity payments by: (i) dividing the adjusted Accumulated Value by $1,000; and (ii) multiplying the result by the annuity payment rate then in effect for the option elected in Section 16.

The annuity payment will never be less than that available by applying the adjusted Accumulated Value to buy an immediate annuity offered by us. If the annuity payments are made monthly, the annuity payment rate is guaranteed to be at least that provided in the Monthly Annuity Payment Rate Table in Section 16.

- --------------------------------------------------------------------------------
16. SETTLEMENT PROVISIONS
- --------------------------------------------------------------------------------

ANNUITY ON DATE OF MATURITY

We shall make the annuity payments provided on the first page of the certificate automatically as a Life Annuity with Payments for a Guaranteed Period of 10 Years in accordance with the provisions of Option A unless another option is elected. We shall determine the amounts of the annuity payments in accordance with the provisions of this section and of the "Conversion" provision in Section
15. Amounts in the Subaccounts will be used to provide variable benefits. Amounts in the MVA Fixed Account will be used to provide fixed benefits.

If the amount of the first monthly annuity payment would be less than $20, we will make a single payment equal to the Surrender Value on the Date of Maturity. This single payment shall be in place of all other benefits provided by the certificate. If the amount of the first monthly annuity payment would be at least $20 but less than $50, we may make payments at quarterly, semi-annual or annual intervals.

OPTIONAL METHODS OF SETTLEMENT

In place of (i) the Annuity on the Date of Maturity provided on the first page of the certificate or (ii) a single payment in case of death prior to the date annuity payments commence or (iii) a single payment in case of surrender which occurs at least 6 months after the date the first premium is applied to the certificate, proceeds payable under the certificate may be left with us in accordance with one of the options set forth below and the terms of a supplementary agreement to be issued when the option becomes effective, but only if (i) such proceeds are in an amount of $5000 or more and (ii) the amount of the first monthly Annuity payment would be $50 or more.

Option A
- --------

A(Variable) - Life Annuity on a Variable Basis with Payments for a Guaranteed Period.

If the Measuring Person's death occurs within the Guaranteed Period, payments will be made for the remainder of the Guaranteed Period in accordance with the terms of the supplementary agreement.

A(Fixed) - Life Annuity with Payments for a Guaranteed Period.

If the Measuring Person's death occurs within the Guaranteed Period, payments will be made for the remainder of the Guaranteed Period in accordance with the terms of the supplementary agreement.

A five year Guaranteed Period cannot be elected if the Measuring Person is age 85 at the time of annuitization.

The range of Guaranteed Periods available for election is 3 to 30 years if the certificate has been in effect for five years or more. The range of Guaranteed Periods available for election is 10 to 30 years if the certificate has been in force at least six months but less than five years.

Option B
- --------

B(Variable) - Life Annuity on a Variable Basis Without Further Payment on Death of the Measuring Person.

B(Fixed) - Life Annuity Without Further Payment on Death of the Measuring
Person.

Option B is not available if the Measuring Person is age 85 at the time of annuitization.

The Participant may elect an option by written notice before the death of the Annuitant and before the commencement of annuity payments. If the Participant has made no election before the death of the Annuitant, the Beneficiary may make an election by written notice before the proceeds become payable.

ANNUITY PAYMENT AND OPTION LIMITATIONS

While the Annuitant is living (i) the Measuring Person will be the Annuitant;
(ii) the Payee will be the Annuitant unless otherwise directed by the Participant; and (iii) the Contingent Payee will be the Beneficiary unless otherwise provided by written notice.

If the Annuitant dies and Death Benefit proceeds are left with us in accordance with a settlement option election (i) the Measuring Person will be the Beneficiary, (ii) the Payee will be the Beneficiary unless otherwise designated in the election, and (iii) the Contingent Payee will be the person or persons so designated in the election and in accordance with the terms of the supplementary agreement.

Optional methods of settlement are not available without our consent if the proceeds are payable to an executor, administrator, trustee, corporation, partnership or association.

If the Participant of the certificate dies on or after annuity payments have begun, any remaining benefit under such annuity on the date of the Participant's death must be paid out at least as rapidly as under the method of making annuity payments then in effect.

FIRST VARIABLE ANNUITY PAYMENT FACTORS

The Table of First Variable Annuity Payment Factors shows the amount of the variable portion of the first monthly annuity payment provided on the first page of the certificate and under Option A(Variable) and Option B(Variable) for each $1,000 applied. The factors in this table are based on the 1983a Individual Annuity Mortality Table for males and females with mortality and age adjustments and interest at the rate of 3 1/2% a year. If permitted by state law, the Participant may choose 5% or 6% in place of the 3 1/2% rate. The amount of the variable portion of the first payment will depend on the sex and adjusted age of the Measuring Person. The adjusted age is determined from the actual age on the Measuring Person's birthday nearest the date the first Annuity payment is due, by subtracting one year for each complete 10 year period elapsed since the Date of Issue.

FIXED ANNUITY PAYMENTS

The Table of Fixed Annuity Payment Factors shows the guaranteed amount of the fixed portion of the monthly annuity payments for each $1,000 applied. The factors in this table are based on the 1983a Individual Annuity Mortality Table for females with interest at the rate of 3% a year. The guaranteed amount of the fixed portion of the annuity payments will depend on the adjusted age of the Measuring Person. The adjusted age is determined from the actual age on the Measuring Person's birthday nearest the date the first annuity payment is due, by subtracting one year for each complete 10 year period elapsed since the Date of Issue.

TABLE OF FIRST VARIABLE ANNUITY PAYMENT FACTORS

Monthly life annuity with payments on a variable basis for each $1,000 applied.




                                                  Option A(Variable)                          Option B (Variable)
    Adjusted                                                                                  Life Annuity Without
Age of Measuring                             Life Annuity with Payments                       Further Payment on
                                                                                                     Death
                                               for a Guaranteed Period                        of Measuring Person
                          ---------------------------------------------------------------   --------------------------
Person on Birthday            5 Years                  10 Years             20 Years
  Nearest Date                -------                  --------             --------
 of First Payment          Male    Female           Male     Female      Male     Female         Male       Female
- ------------------        -----    ------           ----     ------      ----     ------         ----       ------

       55                 4.50     4.13             4.46      4.11       4.32     4.05            4.51       4.13
       56                 4.58     4.19             4.54      4.18       4.38     4.10            4.59       4.20
       57                 4.67     4.26             4.62      4.24       4.44     4.16            4.68       4.27
       58                 4.76     4.33             4.71      4.31       4.50     4.22            4.78       4.34
       59                 4.86     4.41             4.80      4.39       4.57     4.28            4.88       4.42
       60                 4.96     4.49             4.90      4.46       4.63     4.35            4.98       4.50
       61                 5.08     4.58             5.00      4.55       4.70     4.41            5.10       4.59
       62                 5.20     4.67             5.11      4.64       4.77     4.48            5.22       4.69
       63                 5.32     4.77             5.23      4.73       4.84     4.55            5.36       4.79
       64                 5.46     4.88             5.35      4.83       4.91     4.62            5.50       4.89
       65                 5.61     4.99             5.47      4.94       4.97     4.69            5.65       5.01
       66                 5.76     5.11             5.61      5.05       5.04     4.77            5.81       5.13
       67                 5.93     5.24             5.74      5.17       5.11     4.84            5.99       5.27
       68                 6.10     5.38             5.89      5.29       5.17     4.92            6.17       5.41
       69                 6.29     5.53             6.04      5.43       5.24     5.00            6.37       5.56
       70                 6.49     5.69             6.20      5.57       5.30     5.07            6.59       5.73
       71                 6.69     5.86             6.36      5.72       5.35     5.15            6.81       5.91
       72                 6.91     6.05             6.52      5.88       5.41     5.22            7.05       6.10
       73                 7.14     6.25             6.69      6.04       5.46     5.29            7.31       6.32
       74                 7.39     6.46             6.87      6.22       5.50     5.35            7.58       6.55
       75                 7.65     6.70             7.05      6.40       5.54     5.41            7.88       6.79
       76                 7.92     6.94             7.23      6.59       5.58     5.47            8.19       7.06
       77                 8.21     7.20             7.41      6.78       5.61     5.52            8.53       7.35
       78                 8.52     7.48             7.59      6.98       5.64     5.56            8.90       7.66
       79                 8.84     7.78             7.78      7.19       5.67     5.61            9.29       8.00
       80                 9.17     8.10             7.96      7.40       5.69     5.64            9.71       8.36
       81                 9.52     8.44             8.14      7.61       5.71     5.67           10.16       8.76
       82                 9.88     8.81             8.31      7.82       5.73     5.70           10.64       9.20
       83                10.26     9.19             8.48      8.03       5.74     5.72           11.16       9.67
       84                10.65     9.59             8.64      8.23       5.74     5.73           11.71      10.18
       85 and over       11.05    10.02             8.79      8.42       5.75     5.74           12.30      10.74


TABLE OF FIXED ANNUITY PAYMENT FACTORS

Monthly life annuity with payments on a fixed basis for each $1,000 applied.




                                                  Option A(Variable)                          Option B (Variable)
    Adjusted                                                                                  Life Annuity Without
Age of Measuring                             Life Annuity with Payments                       Further Payment on
                                                                                                     Death
                                               for a Guaranteed Period                        of Measuring Person
                          ---------------------------------------------------------------   --------------------------
Person on Birthday            5 Years                  10 Years             20 Years
  Nearest Date                -------                  --------             --------
 of First Payment          Male    Female           Male     Female      Male     Female         Male       Female
- ------------------        -----    ------           ----     ------      ----     ------         ----       ------

       55                 3.55     3.55             3.54     3.54        3.48     3.48           3.55        3.55
       56                 3.62     3.62             3.60     3.60        3.54     3.54           3.62        3.62
       57                 3.69     3.69             3.67     3.67        3.60     3.60           3.69        3.69
       58                 3.76     3.76             3.74     3.74        3.66     3.66           3.77        3.77
       59                 3.84     3.84             3.82     3.82        3.73     3.73           3.85        3.85
       60                 3.92     3.92             3.90     3.90        3.79     3.79           3.93        3.93
       61                 4.01     4.01             3.99     3.99        3.86     3.86           4.02        4.02
       62                 4.11     4.11             4.08     4.08        3.94     3.94           4.12        4.12
       63                 4.21     4.21             4.17     4.17        4.01     4.01           4.22        4.22
       64                 4.32     4.32             4.28     4.28        4.08     4.08           4.33        4.33
       65                 4.43     4.43             4.38     4.38        4.16     4.16           4.45        4.45
       66                 4.55     4.55             4.50     4.50        4.24     4.24           4.57        4.57
       67                 4.68     4.68             4.62     4.62        4.32     4.32           4.70        4.70
       68                 4.82     4.82             4.75     4.75        4.40     4.40           4.85        4.85
       69                 4.97     4.97             4.88     4.88        4.48     4.48           5.00        5.00
       70                 5.14     5.14             5.03     5.03        4.56     4.56           5.17        5.17
       71                 5.31     5.31             5.18     5.18        4.64     4.64           5.35        5.35
       72                 5.50     5.50             5.34     5.34        4.71     4.71           5.54        5.54
       73                 5.70     5.70             5.51     5.51        4.78     4.78           5.75        5.75
       74                 5.91     5.91             5.69     5.69        4.85     4.85           5.98        5.98
       75                 6.14     6.14             5.87     5.87        4.92     4.92           6.23        6.23
       76                 6.39     6.39             6.07     6.07        4.97     4.97           6.49        6.49
       77                 6.65     6.65             6.27     6.27        5.03     5.03           6.78        6.78
       78                 6.93     6.93             6.47     6.47        5.08     5.08           7.09        7.09
       79                 7.23     7.23             6.68     6.68        5.12     5.12           7.42        7.42
       80                 7.55     7.55             6.90     6.90        5.16     5.16           7.79        7.79
       81                 7.90     7.90             7.11     7.11        5.19     5.19           8.18        8.18
       82                 8.26     8.26             7.33     7.33        5.22     5.22           8.62        8.62
       83                 8.65     8.65             7.54     7.54        5.23     5.23           9.08        9.08
       84                 9.05     9.05             7.74     7.74        5.25     5.25           9.59        9.59
       85 and over        9.48     9.48             7.94     7.94        5.26     5.26          10.15       10.15


- --------------------------------------------------------------------------------
17. PROOF REQUIRED FOR PAYMENT
- --------------------------------------------------------------------------------
Before making the first annuity payment, we shall have the right to require proof of the correct age of the Measuring Person. We shall also have the right to require proof that the Measuring Person is living on the date each annuity payment is due.

- --------------------------------------------------------------------------------
18.    MISSTATEMENTS
- --------------------------------------------------------------------------------
If the age or sex of the Measuring Person has been misstated, we will adjust the amount of each annuity payment to reflect the correct age and sex. Any overpayment will be repaid to us. If it is not repaid, we will deduct the overpayment from future payments we make under the certificate. Any underpayment will be added to future payments we make under the certificate. Interest on any overpayment will be accrued at an annual rate of 6% to the date or dates of settlement.

- --------------------------------------------------------------------------------
19.    ASSIGNMENT
- --------------------------------------------------------------------------------
The Participant may assign an interest in the certificate, except as otherwise provided, without the consent of any revocable Beneficiary. The Participant's interest, any interest of the Annuitant and of any revocable Beneficiary shall be subject to the terms of the assignment.

We will not be on notice of any assignment unless it is in writing; nor will we be on notice until a duplicate of the original assignment has been filed at our Servicing Office. We assume no responsibility for the validity or sufficiency of any assignment.

- --------------------------------------------------------------------------------
20.    CLAIMS OF CREDITORS
- --------------------------------------------------------------------------------
The proceeds and all other payments under the certificate will be exempt from the claims of creditors to the extent permitted by law. The proceeds and payments may not be assigned or withdrawn before becoming payable without our agreement.

- --------------------------------------------------------------------------------
21.    RIGHT TO MAKE CHANGES
- --------------------------------------------------------------------------------
We reserve the right to make certain changes if, in our judgment, they would best serve the interest of the participants of certificates or would be appropriate in carrying out the purposes of such certificates. Any changes will be made only to the extent and in the manner permitted by applicable laws.
Also, when required by law, we will obtain your approval of the changes and approval from any appropriate regulatory authority.

If any changes result in a material change in the underlying investment of Subaccounts to which the reserves for the certificate are allocated, we will notify the Participant of such change. The Participant may then make a new election under the Investment / Transfer Option provision.

- --------------------------------------------------------------------------------
22.    ANNUAL STATEMENT
- --------------------------------------------------------------------------------
We will furnish the Participant with reports annually, or more frequently, as required by applicable law. They will include: (i) a statement of the investments held in each Fund; and (ii) a statement of the condition and value of the certificate which will show the number of Accumulation Units, if any, credited to each Subaccount, the value of each Accumulation Unit, and the Accumulated Value of the certificate.

- --------------------------------------------------------------------------------
23. MISCELLANEOUS
- --------------------------------------------------------------------------------
If the Accumulated Value of the certificate becomes zero, we reserve the right to terminate the certificate.

Under Massachusetts law, all income, gains and losses, realized or unrealized, of the Separate Accounts shall be credited to or charged against the amounts placed in the Separate Accounts without regard to our other income, gains and losses. The assets of the Separate Accounts are owned solely by us. We are not a trustee with respect to any part or the whole of those assets. The portion of the assets in the Separate Accounts equal to the reserves and other liabilities under the certificate with respect to the Separate Accounts shall not be chargeable with liabilities arising out of any other business we may conduct.

In place of operating each Separate Account as a unit investment trust, we reserve the right to make investments directly, operating the Separate Account as a "management-type investment company" under the Act, or in any other form permitted by law, the investment adviser of which would be us or an affiliate. The Separate Account assets would be invested as provided with respect to the investment objectives of the Separate Account.

Communications about this group annuity contract should be sent to the Company at its Servicing Office, Boston, Massachusetts may be sent to:



Combination Variable/Modified Guarantee Annuity -- Annuity payable to the Annuitant beginning on the Date of Maturity for a guaranteed period of 10 years and as long thereafter as the Annuitant lives.

Nonparticipating - not eligible for dividends



All benefits, payments and values under the certificate which are based on the investment experience of a Separate Account are variable and not guaranteed as to fixed dollar amount.



                                       BP